Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/08	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
880 Holcomb Bridge Road	SOLD	9%	1/31/90	$6,689,802	7/1/04	$7,109,800	$607,643
2100 Space Park Drive (Formerly Boeing at the Atrium)	71%	36%	4/3/89	$12,776,245	N/A	N/A	N/A
Brookwood Grill	SOLD	38%	1/31/90	$1,819,463	7/1/04	$2,390,200	$872,770
4400 Cox Road	SOLD	57%	7/1/92	$4,689,106	6/21/05	$6,500,000	$3,609,357
Greenville Center	SOLD	100%	6/30/90	$3,820,520	9/30/02	$2,400,000	$2,271,186
Stockbridge Village I	SOLD	57%	4/4/91	$9,635,257	4/29/04	$12,179,487	$6,879,238
WEIGHTED AVERAGE	71%

*	The Acquisition Price does not include the up-front sales charge.

FUND FEATURES

OFFERING DATES	October 1988 – October 1990
PRICE PER UNIT	$1
A/B STRUCTURE	A’s – Cash available for distribution up to first 8% B’s – Net loss until capital account reaches zero + Cash available for distribution over first 8% up to 8%
A/B RATIO AT CLOSE OF OFFERING	89% to 11%
AMOUNT RAISED	$22,206,310

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended September 30, 2008. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investors’ realized results at the close of the Fund.

Readers of this fact sheet should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund III is in the disposition-and-liquidation phase of its life cycle, with only one asset remaining in the Fund. Our focus on the remaining asset involves leasing as well as marketing the property for sale “as is.”

The third quarter 2008 operating distributions were reserved (see “Estimated Annualized Yield” table) since there is only one asset remaining. The 2100 Space Park Drive property is currently 71% leased, only a few months after Boeing’s expiration. The new tenants are Hoyer Global and Lockheed Martin Corporation. The General Partners anticipate continuing to hold operating distributions until 2100 Space Park Drive is fully re-leased or sold. Once the outcome of the re-leasing and disposition efforts is known, the General Partners will evaluate when further distributions of net sale proceeds are appropriate.

The Cumulative Performance Summary, which provides a high-level overview of the Fund’s overall performance to date, is on the reverse.

Continued on reverse

Property Summary

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The 880 Holcomb Bridge Road property was sold on July 1, 2004, and $607,643 in net sale proceeds has been allocated to Fund III. Of these proceeds, $58,283 has been used for the Fund’s pro-rata share of the re-leasing costs at 4400 Cox Road. Another $90,075 was distributed to the limited partners in May 2005, and the remaining proceeds of $459,285 were included in the November 2005 distribution.

•

The 2100 Space Park Drive property (formerly Boeing at the Atrium) is currently 71% leased to Hoyer Global through 2015 and to Lockheed Martin Corporation until October 2013. We are continuing to market the remainder of the space for lease.

•

The Brookwood Grill property was sold on July 1, 2004, and $872,770 in net sale proceeds has been allocated to Fund III. Of these proceeds, $84,745 has been used for the Fund’s pro-rata share of the re-leasing costs at 4400 Cox Road. Another $130,972 was distributed to the limited partners in May 2005, and the remaining proceeds of $657,053 were included in the November 2005 distribution.

•

The 4400 Cox Road property was sold on June 21, 2005, and approximately $3,609,357 in net sale proceeds has been allocated to Fund III. Approximately $2,833,662 of these proceeds was included in the November 2005 distribution, and $100,000 was used for lobby renovations at 2100 Space Park Drive. The remaining proceeds are being reserved, since there is only one property remaining in the Fund.

•

The Greenville Center property was sold in 2002, and $1,312,003 of the net sale proceeds was distributed to the limited partners in January 2004. The remaining net sale proceeds of $959,183 were distributed in November 2004.

•

The Stockbridge Village I shopping center property was sold on April 29, 2004, and $6,879,238 in net sale proceeds has been allocated to Fund III. Of these proceeds, $626,466 has been used for the Fund’s pro-rata share of the re-leasing costs at 4400 Cox Road; $5,698,820 was distributed in November 2004; and the remaining proceeds of $553,953 were distributed in May 2005.

For a more detailed quarterly financial report, please refer to Fund III’s most recent 10-Q filing, which can be found on the Wells Web site at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/07(3)
PER “A” UNIT	$1.00	$0.87	N/A	$0.58	$0.21
PER “B” UNIT	$1.00	$0.14	$0.34	$0.55	$0.14

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units.
(2)

This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 2007 Form 10-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2008	Reserved	Reserved	Reserved
2007	3.00%	3.00%	3.00%	Reserved	2.25%
2006	Reserved	3.00%	3.00%	3.00%	2.25%
2005	Reserved	Reserved	Reserved	Reserved	0.00%
2004	Reserved	Reserved	Reserved	Reserved	0.00%
2003	4.50%	4.50%	4.50%	4.50%	4.50%
2002	Reserved	Reserved	Reserved	4.50%	1.13%
2001	6.50%	6.00%	6.00%	Reserved	4.63%
2000	7.00%	Reserved	Reserved	Reserved	1.75%
1999	8.00%	8.00%	8.00%	8.00%	8.00%
1998	7.58%	8.00%	8.00%	9.25%	8.21%
1997	Reserved	Reserved	7.13%	8.04%	3.79%
1996	8.00%	8.00%	6.36%	6.53%	7.22%

TAX PASSIVE LOSSES—CLASS “B” PARTNERS

2007	2006	2005		2004		2003	2002
0.00%	0.01%	-21.31	%**	-33.51	%**	0.00%	0.00%

*	The calculation is reflective of the $1 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPMPFLYI0810-0939	© 2008 Wells Real Estate Funds